Exhibit 99.2

September 2, 2010

The Board of Directors
Exousia Advanced Materials, Inc.
350 Fifth Avenue, Suite 5720
New York, New York 10118-5720

Gentlemen,

Effective as of 11:50 a.m. on September 2, 2010, I hereby resign my positions as Chairman of the Board and as a member of the Board of Directors of Exousia Advanced Materials, Inc., a Texas corporation (the"Company"), as well as any and all other positions I have with the Company and/or any subsidiary of the Company (either as an officer, employee, director or otherwise).

I confirm that my resignation from the Company's Board of Directors is not predicated on any disagreements or objections as to any matter relating to the Company's operations, policies or practices.

Sincerely,

/s/ J. Wayne Rodrigue, Jr.
J. Wayne Rodrigue, Jr.

VOLUNTARY RESIGNATION AGREEMENT

September 2, 2010

The Board of Directors
Exousia Advanced Materials, Inc.
350 Fifth Avenue, Suite 5720
New York, New York 10118-5720

Gentlemen,

Effective today, I have submitted to the Board of Directors a resignation letter, a copy of which is attached hereto as Exhibit A. As a part of such resignation, and for $10.00 and other good valuable consideration, the receipt and sufficiency of which are hereby acknowledge and agree, I hereby agree as follows:

(1)  The employment agreement between the undersigned and Exousia Advanced Materials, Inc., a Texas corporation (the "Company"), is hereby terminated in its entirety and of no further force or effect, and neither the Company nor I will have any rights or obligations under such employment agreement (including, without limitation, the payment of any accrued but unpaid salary or expenses);

(2)  Any obligations of the Company or any of its subsidiaries to compensate me in any capacity, whether as an officer, manager, director, employee or otherwise, are terminated in their entirety and of no further force or effect; and

(3) All stock options (and related stock option agreements) issued to me by the Company or any of its subsidiaries, whether vested or unvested, are deemed to be terminated in their entirety and of no further force of effect, and I agree to deliver to the Company all original copies of such stock options and stock options agreements for cancellation by the Company.

This letter agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This letter agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.

Sincerely,

/s/ J. Wayne Rodrigue, Jr.
J. Wayne Rodrigue, Jr.

AGREED TO AND ACCEPTED
as of the date first above written:

EXOUSIA ADVANCED MATERIALS, INC.

By: /s/ Robert Roddie
Robert Roddie, Chief Financial Officer